Tesco Corporation
Code of Conduct

Adopted February 27, 2008

Message from the President *

Applicability *

Compliance with Laws *

Gratuities And Business Courtesies *

Consultant Fees, Commissions and Other Payments *

Using Company Resources *

Conflicts of Interest *

Insider Trading *

Proprietary and Confidential Information *

Compliance with Accounting Controls and Procedures *

Accounting/Audit/Internal Controls Whistleblower Hotline *

Disclosure of Material Information *

Corporate Communications *

Export, Import and Antiboycott Compliance *

Antitrust and Competition *

Foreign Corrupt Practices *

Political Contributions *

Product Integrity *

Employee Health and Safety and the Environment *

Employment Practices *

Compliance *

Reporting *

Message from the President

TESCO is an international company with a strong reputation for providing quality products and services. We continually seek to deliver the best results for the Company, the highest return to our shareholders, and the most beneficial service to our customers.

Ethical conduct is defined as that which is morally correct and honorable. To maintain our valuable reputation, and to build on our success, we must conduct our business in a manner that is ethical as well as legal. This Code of Conduct establishes TESCO's commitment to following ethical business practices. It details the fundamental principles of ethical business behavior and defines the responsibilities of all directors, officers, employees and Company representatives.

Familiarize yourself with this Code of Conduct and with the other corporate Policies that relate to it. Consider TESCO's reputation and credibility in all your business relationships. Be honest and honorable in all dealings with TESCO employees, the public, the business community, shareholders, customers, suppliers, competitors, and government authorities. I expect managers and supervisors to promote compliance by example and by providing guidance to other employees.

In the course of conducting your business for TESCO you will occasionally find yourself faced with difficult choices. A circumstance will present itself that gives you reason to consider whether you are about to violate the principles contained in this Code of Conduct. At such times always pause and defer your decision until you have had the opportunity to discuss the matter with one or more members of the Executive Management Team, or the Legal Department.

Remember, when trying to properly implement this policy, I have found that the best approach is: When in doubt, do not do it. If an action appears to violate this Code of Conduct, even if in fact it may not be of concern, don't do it.

Julio M. Quintana

President and Chief Executive Officer

Tesco Corporation

Applicability

This Code of Conduct applies to all directors, officers, employees, agents and representatives of Tesco Corporation and its subsidiaries ("TESCO").

Compliance with Laws

TESCO business, whether domestic or international, must be conducted in compliance with all applicable laws and regulations. Be aware of the legal requirements that apply to your job, and follow those laws strictly. TESCO does not tolerate illegal activity conducted for personal gain or on the Company's behalf. If you have questions or if you require assistance with legal matters contact TESCO's Legal Department.

Gratuities And Business Courtesies

Never accept a gift, entertainment, or any other benefit from an individual or organization doing business with TESCO if that gift, entertainment or benefit could influence your decisions or, if it were made public, might appear to have influenced your business decision. Any gift, entertainment, or benefit you provide to a business associate must be modest in scope and value. Never provide a gift, entertainment or benefit that contravenes any applicable law or contract term or that is large enough to influence, or appear to influence, the recipient's business decisions. Ensure that you record (in TESCO's accounts) all expenditures on gifts, entertainment, and other benefits.

Consultant Fees, Commissions and Other Payments

Never give or receive any payment that falls outside the normal conduct of business. Ensure that all consulting or agency fees, commissions, retainers or other payments are reasonable in the context of acceptable commercial practice and that they comply with applicable corporate policies. Properly record all payments given or received in the Company's accounts. All agency relationships must be pre-approved by the Senior Vice President, Marketing and Business Development and the Legal Department. No delegation of this authority is permitted.

Using Company Resources

You are entrusted with Company property and resources including vehicles, computer equipment and software, corporate information and tools. Use these resources for Company business, not for personal gain. Never abuse your position at TESCO by seeking to obtain personal benefits from those doing or seeking to do business with TESCO.

Conflicts of Interest

TESCO expects you to act only in the best interests of the Company. Avoid situations or activities where your personal interests are, or may appear to be, in competition with or in opposition to TESCO's interests. This includes situations that might prevent you from devoting proper time or attention to your duties, or situations that might affect your judgment or ability to act in TESCO's best interest. Should you be faced with a situation or a transaction that might give rise to such a conflict of interest, you must disclose this information to a member of the Executive Management Team.

It is not possible to give a comprehensive list all potential conflict of interest situations. However, the following are examples of such conflicts:

  If you are going to participate in any business venture that may compete with TESCO, whether directly or indirectly, you must obtain prior written approval from the Executive Management Team or, if you are an officer or a director of the Company, the Audit Committee of the Board.

  You may not engage, on TESCO's behalf, in any transaction with a business in which you or a family member has an interest unless you have prior written approval from a member of the Executive Management Team or, if you are an officer or a director of the Company, the Audit Committee of the Board.

  If you want to serve on the board of directors or similar body of any company, you must obtain prior written approval from the Chief Executive Officer. Officers must obtain permission from the Corporate Governance and Nominating Committee of the Board.

  Never accept a loan from an individual or organization that does business with TESCO, unless the individual or organization is in the business of making loans.

Insider Trading

You must adhere strictly to the Company's Insider Trading and Reporting Policy and applicable laws on insider trading. If you have questions regarding the law or the Company's policies in this area, seek advice from the Legal Department.

Proprietary and Confidential Information

Every director, officer, employee, agent and representative has access to some type of confidential information. For example, the following are considered confidential: technical information about TESCO tools or equipment; financial data; information about how certain processes work; price lists; methods of conducting operations; business plans and intentions; legal matters; applications for patents and trademarks; and software developments. Commercial and technical information received on a confidential basis from third parties such as suppliers, customers, and partners is also confidential information.

All TESCO employees sign an undertaking of confidentiality to the Company when starting their employment with TESCO. In addition, the Company has a comprehensive policy which details how Company personnel should treat confidential information. Except as required in the normal course of performing your job, do not reveal confidential information to anyone, either while employed by TESCO or after you leave the Company, unless you have written authorization from the President of TESCO.

Also note that if you depart TESCO, information and know how you took with you may be the property of Tesco. Ensure that you maintain the same level of confidentiality after departing Tesco as you would while you were an employee of Tesco. This is particularly critical when relating to Tesco's extensive proprietary technologies.

Compliance with Accounting Controls and Procedures

Always comply with the Company's accounting procedures and controls, and all applicable laws. Properly record all financial data and transactions. TESCO does not permit the use of "slush funds," or other unrecorded funds or assets.

Accounting/Audit/Internal Controls Whistleblower Hotline

TESCO prides itself on having open avenues of communication within the Company One important channel of communication that you should be aware of is the TESCO Whistleblower Hotline. This "Hotline" is actually three different channels you can use to report concerns about accounting, internal accounting controls, or auditing matters. You can contact the Hotline by telephone, email or web page. Of course, if you have concerns in any of these areas you should feel free to discuss them with your supervisor, your business unit Controller, or a member of the Chief Financial Officer's staff in Houston. The important thing is to express your concerns, whether through normal TESCO channels or through our anonymous Hotline.

  Canada/U.S. toll-free number

Employees can call a toll-free number in Canada and the United States (866-259-2550) and a toll number outside of Canada/United States (402-572-5484). Whistleblowers around the world can call either number to leave a message with the Audit Committee. All voicemail messages will be electronically altered/disguised to ensure the confidentiality of the caller.

  Secure Web Form

The Whistleblower can access an Internet-based message interface at http://www.openboard.info/tesof/ in order to deliver a message to the Audit Committee.

  Email

The Whistleblower can send an email message to the Audit Committee by using the vehicle provided by Shareholder.com on the website which is also available for each employee. The Email address is: tesof@openboard.info

Disclosure of Material Information

As a public company, TESCO understands that an important purpose of the public disclosure laws is the protection of the securities marketplace so that all investors uniformly have timely access to material information. Selective disclosure of material nonpublic information to certain investors (e.g., securities analysts and institutional investors) or failure to disclose material nonpublic information in public filings that make our public reports misleading may subject the Company and/or its employees to substantial fines or imprisonment. Further guidance on specific information required for disclosure can be found in the TESCO Disclosure Policy, or by contacting the Legal Department.

Corporate Communications

All public communications made by or on behalf of TESCO shall be full, fair, accurate, timely and understandable. Do not speak publicly on behalf of the Company unless you are specifically authorized to do so. Investor relations are handled by the Chief Executive Officer and the Chief Financial Officer.

Export, Import and Antiboycott Compliance

TESCO is subject to a variety of laws relating to international trade and the export of equipment and technology. In addition to Canadian laws, TESCO adheres to U.S. trade laws and economic sanctions, both directly and as a result of dealing with U.S. suppliers of goods or services. To ensure we comply with all applicable laws, TESCO has established a Contract Review Procedure for evaluating and processing international contracts. This procedure includes a requirement that the Legal Department and a member of the Executive Management Team review nonstandard contracts before being approved. For more information or assistance with international trade issues, contact TESCO's Legal Department.

Antitrust and Competition

TESCO is subject to antitrust and competition laws in the United States and Canada. Certain types of conduct clearly violate these antitrust laws and the competition laws of countries where business is being conducted. These types of conduct include:

  Price fixing

  Bid rigging

  Market allocations of customers or territories

  Group boycotts

Other types of conduct may or may not violate the competition laws of countries where the Company does business. You must check with the Legal Department before engaging in such conduct, especially the following:

  Tying arrangements - requiring procurement of a Company product or service in order to be able to buy another Company product or service.

  Exclusive dealing arrangements and requirements contracts.

You should have a general awareness of the types of business arrangements that have antitrust implications and contact the Legal Department before entering into such arrangements.

Foreign Corrupt Practices

Canada and the United States have laws that prohibit domestic companies from engaging in corrupt practices when dealing with foreign governments. In Canada, this law is called the Corruption of Foreign Public Officials Act, and the United States equivalent is the Foreign Corrupt Practices Act. These laws make it an offence to make or offer any payment, gift, or other benefit to a foreign government official in order to gain some business advantage. Engagement in these activities can result in penalties including personal and corporate fines and imprisonment of individuals. Therefore, it is imperative that all TESCO directors, officers, employees, agents and other representatives adhere to all applicable corrupt practices legislation.

In some countries "facilitating" payments or tips are used to expedite routine government services (e.g. obtaining permits, processing visas or obtaining telephone service). Both Canada and the United States provide exceptions to the anti-bribery laws for these types of payments. Before you make these types of payments:

  Seek the advice of the Legal Department.

  Be aware of guidance published by the Legal Department on the Company intranet.

  Exercise caution. Some payments may violate local laws, even if they are facilitating payments under U.S. or Canadian foreign corrupt practices legislation.

  Keep accurate records of any payment you make and ensure they are recorded in TESCO's accounts as reflected by corresponding receipts.

Political Contributions

TESCO does not discourage the participation of employees in political and related activities. However, you may not make political contributions on TESCO's behalf, either directly or indirectly, without the prior written approval of the President of TESCO.

Product Integrity

It is imperative that all employees design, manufacture and test our products in strict accordance with all contract requirements and document any authorized deviations. The best way to support product integrity is to consistently follow Company processes intended to assure quality, safety and reliability.

Employee Health and Safety and the Environment

TESCO's foremost concern is protection of the health and safety of all employees. We have adopted policies and procedures that are aimed at ensuring that TESCO meets or exceeds all applicable health and safety laws and regulations as well as prevailing industry standards. We strive to fully implement all safety policies and procedures. Complete compliance with safety policies and procedures requires the cooperation and commitment of every employee. Be aware of how the Company's health and safety policies apply to you, and conduct your duties and responsibilities in compliance with these policies.

TESCO is committed to minimizing the effects of our operations on the natural environment. We endeavor to meet all regulatory and industry standards by implementing appropriate measures for the assessment of potential environmental effects, for the prevention of these potential effects and for appropriate response to any incidents that might occur. You are expected to be familiar with the required environmental standards that apply to your work at TESCO, and to comply with these standards at all times.

Employment Practices

TESCO strives to provide a positive work environment that supports productivity, dignity and self-esteem, and the pursuit of personal goals. Our employment policies and procedures provide for equal opportunity and fairness in employment decisions. We do not discriminate on the basis of race, color, ancestry, place of origin, religious belief, physical or mental disability, age, gender, sexual orientation, marital status, family status or source of income, and we take steps to comply with all applicable affirmative action legislation. We also endeavor to ensure that all employees are treated fairly in all aspects of the employment relationship, including performance appraisals, compensation, opportunities for advancement, and disciplinary matters. We believe that employees are entitled to privacy and we recognize our obligations as set out in applicable privacy legislation. Finally, we do our best to ensure that employees are treated with dignity and respect by the Company and by fellow employees. TESCO makes every effort to protect employees from harassment and takes action to address any concerns that arise in this regard.

If you have employment-related questions or issues, you may speak with your immediate supervisor or with a member of the Human Resources team. If you are more comfortable doing so you may also speak with any member of the Executive Management Team or Legal Department.

Compliance

The Executive Management Team is responsible for overseeing compliance with this Code of Conduct. The Executive Management Team will receive and investigate complaints and reports of non-compliance.

The Company will provide employees with an opportunity to become familiar with the Code of Conduct and related policies and procedures. We will communicate the contents of the Code of Conduct and provide ongoing opportunity for employees to ask questions and seek additional information. You will find a variety of information and reference materials on the TESCOlink Intranet. If you wish to obtain additional materials, or discuss any aspect of the Code of Conduct, speak with any member of the Legal Department or the Executive Management Team. You will be asked to periodically complete a certificate stating you have complied with this Code of Conduct.

Only the Board of Directors or a duly authorized committee of the Board has the authority to grant a waiver of compliance with this Code of Conduct for directors or officers. Such waivers shall be granted only where the Board determines that a waiver is necessary and warranted and is in the best interest of the Corporation. All waivers shall be limited so as to protect the Corporation to the greatest extent possible, and shall be disclosed as required by applicable law.

Any person who is found to have violated this Code of Conduct, or any related corporate policy, will be subject to discipline in accordance with TESCO's policies on employee discipline, which policy provides for appropriate disciplinary measures for employee misconduct, up to and including dismissal.

Reporting

To implement the Code of Conduct, TESCO needs the full cooperation of all TESCO personnel. We expect directors, officers and employees to comply with all aspects of this Code of Conduct, and encourage you to report any violations you observe to any member of the Executive Management Team, Legal Department or the Human Resources Department. It is a violation of this Code of Conduct and against TESCO policy to intimidate or retaliate against any person who has reported a violation of this Code of Conduct.